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Exhibit 23(e-1)

                             DISTRIBUTION AGREEMENT

     AGREEMENT made as of December 28, 2005 between Pacific Capital Funds (the "Trust"), having an office at 3435 Stelzer Road, Columbus, Ohio 43219, and BISYS Fund Services Limited Partnership (the "Distributor"), having an office at 100 Summer Street, Boston, Massachusetts 02110.

     WHEREAS, the Trust is an open-end management investment company, organized as a Massachusetts business trust and registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, it is intended that Distributor act as the distributor of the shares of beneficial interest ("Shares") of each series of the Trust, as listed on Schedule A, and such series as are hereafter created (all of the foregoing series individually referred to herein as a "Fund" and collectively as the "Funds").

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.   Services as Distributor.

     1.1 Distributor will act as agent of Trust on behalf of each Fund for the distribution of the Shares covered by the registration statement of Trust in effect from time-to-time under the Securities Act of 1933, as amended (the "Securities Act") and the 1940 Act. As used in this Agreement, the term "registration statement" as of any time shall mean the registration statement of the Trust and any amendments thereto, then in effect, including Parts A (the Prospectus), B (the Statement of Additional Information) and C of each registration statement, as filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto. The term "Prospectus" as of any time shall mean the then-current form of Prospectus and Statement of Additional Information used by the Funds, in accordance with the rules of the Commission, for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statement, together with any amendments and supplements thereto. The Trust will notify Distributor in advance of any proposed changes to Schedule A to this Agreement.

     1.2 Distributor may solicit orders for the sale of the Shares and may undertake such advertising and promotion as it believes reasonable in connection with such solicitation. The Trust understands that Distributor is now and may in the future be the distributor of the shares of many other investment companies or series, including investment companies having investment objectives similar to those of the Funds. The Trust further understands that shareholders and potential shareholders in the Trust may invest in shares of such other investment companies. The Trust agrees that Distributor's duties to other investment companies shall not be deemed in conflict with its duties to the Trust under this Section 1.2.

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     1.3 Subject to the last sentence of this Section 1.3, Distributor may engage in such activities as it deems appropriate in connection with the promotion and sale of the Shares, which may include advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of Prospectuses to prospective shareholders other than current shareholders, and the printing and mailing of sales literature. Distributor may enter into dealer agreements and other selling agreements with broker-dealers and other intermediaries; provided, however, that Distributor shall have no obligation to make any payments to any third parties, whether as finder's fees, compensation or otherwise, unless (i) Distributor has received a corresponding payment from the applicable Fund's Distribution Plan (as defined in Section 2 of this Agreement), from the Fund's investment adviser (the "Adviser") or from another source as may be permitted by applicable law, and (ii) such corresponding payment or payment procedure has been approved by the Trust's Board of Trustees.

     1.4 In its capacity as distributor of the Shares, all activities of the Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all applicable rules and regulations promulgated by the Commission thereunder, and all applicable rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

     1.5 Whenever in their judgment such action is warranted the Trust's officers may upon reasonable notice instruct the Distributor to decline to accept any orders for or make any sales of the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

     1.6 The Trust agrees to inform the Distributor from time to time of the states in which the Trust or its administrator has registered or otherwise qualified shares of each Fund for sale, and the Trust agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as the Distributor may reasonably designate.

     1.7 The Trust shall furnish from time to time, for use in connection with the sale of the Shares, such supplemental information with respect to the Funds and the Shares as the Distributor may reasonably request; and the Trust warrants that the statements contained in any such supplemental information will fairly show or represent what they purport to show or represent. The Trust shall also furnish the Distributor upon request with: (a) unaudited semi-annual statements of the Funds' books and accounts prepared by the Trust, and (b) from time to time such additional information regarding the Funds as the Distributor may reasonably request.

     1.8 Duties and Representations of the Distributor.

          (a) The Distributor represents that it is duly organized and in good standing under the law of its jurisdiction of organization, is registered as a broker-dealer under the 1934 Act and is a member in good standing of the NASD. The Distributor agrees that it will act in material conformity with its Articles of Organization and its By-Laws, as may be amended from time to


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     time. The Distributor agrees to comply in all material respects with the
     1933 Act, the 1934 Act, and all other federal and state laws and regulations, to the extent that each of the foregoing Acts, laws and regulations are applicable to the Distributor in connection with its performance of its obligations under this Agreement. The Distributor represents and warrants that this Agreement has been duly authorized by all necessary action by the Distributor under the Distributor's Articles of Organization and By-Laws.

          (b) The Distributor agrees to advise the Trust promptly in writing of the initiation of any proceeding against it by the SEC or its staff, the NASD or any state regulatory authority if such proceeding: (i) relates to the Trust, or (ii) is reasonably likely to have a material adverse effect on the Distributor's ability to perform its obligations under this Agreement.

     1.9 The Trust represents and warrants to the Distributor that: (a) all registration statements, and each Prospectus, filed by the Trust with the Commission under the Securities Act and the 1940 Act shall be prepared in conformity with requirements of said Acts and rules and regulations of the Commission thereunder; (b) the registration statement and Prospectus shall contain all statements required to be stated therein in conformity with said Acts and the rules and regulations of the Commission thereunder, and all statements of fact contained in any such registration statement and Prospectus shall be true and correct in all material respects; and (c) neither any registration statement nor any Prospectus shall include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading to a purchaser of the Shares. The foregoing representations and warranties shall continue throughout the term of this Agreement and be deemed to be of a continuing nature, applicable to all Shares distributed hereunder. The Trust may, but shall not be obligated to make from time to time such amendment or amendments to any registration statement and such supplement or supplements to any Prospectus as, in the light of future developments, may, in the opinion of the Trust or its counsel, be necessary or advisable. If the Trust shall not make any amendment or amendments and/or supplement or supplements within 15 days after receipt by the Trust of a written request from the Distributor to do so with respect to a material statement of fact of omission, the Distributor may, at its option, terminate this Agreement. In such case, if the Distributor does not terminate this Agreement, the Distributor will be held harmless from, and indemnified by Trust for, any liability or loss resulting from the failure to implement such amendment. The Trust shall not file any amendment to any registration statement or supplement to any Prospectus without giving the Distributor reasonable notice thereof in advance; provided, however, that nothing contained in this Agreement shall in any way limit the Trust's right to file at any time such amendments to any registration statement and/or supplements to any Prospectus, of whatever character, as the Trust may deem advisable, such right being in all respects absolute and unconditional.

     1.10 The Trust authorizes the Distributor and dealers to use any Prospectus in the form furnished by the Trust from time to time in connection with the sale of the Shares until such Prospectus is amended or supplemented as provided herein.

     1.11 The Distributor may utilize agents in its performance of its services and, with prior notice to the Trust, appoint in writing other parties qualified to perform


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specific administration services reasonably acceptable to the Trust
(individually, a "Sub-Agent") to carry out some or all of its responsibilities under this Agreement; provided, however, that a Sub-Agent shall be the agent of the Distributor and not the agent of the Trust, and that the Distributor shall be fully responsible for the acts of such Sub-Agent and shall not be relieved of any of its responsibilities hereunder by the appointment of a Sub-Agent.

     1.12 The Distributor shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on the Distributor's part in the performance of its duties, from reckless disregard by the Distributor of its obligations and duties under this Agreement, or from the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder. The Trust agrees to indemnify, defend and hold harmless the Distributor, its officers, partners, employees, and any person who controls the Distributor within the meaning of Section 15 of the Securities Act (collectively, "Distributor Indemnitees"), from and against any and all claims, demands, liabilities and expenses (including the reasonable cost of investigating or defending such claims, demands or liabilities and any reasonable counsel fees incurred in connection therewith) (collectively, "Claims") which the Distributor Indemnitees may incur under the Securities Act or under common law or otherwise (a) as the result of the Distributor acting as distributor of the Funds and entering into selling agreements, participation agreements, shareholder servicing agreements or similar agreements with financial intermediaries on behalf of the Trust; (b) arising out of or based upon (i) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any Prospectus, (ii) any omission, or alleged omission, to state a material fact required to be stated in any registration statement or any Prospectus or necessary to make the statements therein not misleading, or (iii) any untrue statement, or alleged untrue statement, of a material fact in any Trust-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact required to be stated therein to make the statements therein not misleading, in either case notwithstanding the exercise of reasonable care in the preparation or review thereof by the Distributor; or (c) arising out of or based upon the electronic processing of orders over the internet at the Trust's request; provided, however, that the Trust's agreement to indemnify the Distributor Indemnitees pursuant to this Section 1.12 shall not be construed to cover any Claims (A) pursuant to subsection (b) above to the extent such untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, advertisement or sales literature; (B) arising out of or based upon the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties or the Distributor's reckless disregard of its obligations and duties under this Agreement; or (C) arising out of or based upon the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder.

     In the event of a Claim for which the Distributor Indemnitees may be entitled to indemnification hereunder, the Distributor shall provide the Trust with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly


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following receipt of service of the summons or other first legal process, and in any event within a reasonable time of such receipt, unless the failure to give notice does not prejudice the Trust. The Trust will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Trust and approved by the Distributor, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Trust's part, the Distributor shall have the right to participate in the defense. In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing so approved by the Distributor, the Distributor Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Trust does not elect to assume the defense of any such suit or in case the Distributor reasonably withholds approval of counsel chosen by the Trust, the Trust will reimburse the Distributor Indemnitees named as defendants in such suit for the reasonable fees and expenses of any counsel retained by them (limited to one counsel for all Distributor Indemnitees unless the Distributor Indemnitees can produce reasonable evidence of a material conflict of interest in being represented by the same counsel) to the extent related to a Claim covered under this Section 1.12. The Trust's indemnification agreement contained in this Section 1.12 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Distributor Indemnitees, and shall survive the delivery of any Shares.

     1.13 The Distributor agrees to indemnify, defend and hold harmless the Trust, its officers, Trustees, employees, and any person who controls the Trust within the meaning of Section 15 of the Securities Act (collectively, "Trust Indemnitees"), from and against any and all Claims which the Trust Indemnitees may incur under the Securities Act or under common law or otherwise, arising out of or based upon (a) any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement, Prospectus, or Trust-related advertisement or sales literature, or any omission, or alleged omission, to state a material fact in such materials that would be necessary to make the information therein not misleading, which untrue statement, alleged untrue statement, omission, or alleged omission, was furnished in writing, or omitted from the relevant writing furnished, as the case may be, to the Trust by the Distributor for use in the registration statement or in corresponding statements made in the Prospectus, or advertisement or sales literature; (b) the willful misfeasance, bad faith or gross negligence of the Distributor in the performance of its duties, or the Distributor's reckless disregard of its obligations and duties under this Agreement; or (c) the Distributor's failure to comply with laws, rules and regulations applicable to it in connection with its activities hereunder (except to the extent any such Claims are based on Trust-related advertisements or sales literature that fail to comply with applicable laws despite the Distributor's exercise of reasonable care in the preparation and review thereof by the Distributor).

     In the event of a Claim for which the Trust Indemnitees may be entitled to indemnification hereunder, the Trust shall provide the Distributor with written notice of the Claim, identifying the persons against whom such Claim is brought, promptly following receipt of service of the summons or other first legal process, and in any event within a reasonable time of such receipt, unless the failure to give notice does not


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prejudice the Distributor. The Distributor will be entitled to assume the defense of any suit brought to enforce any such Claim if such defense shall be conducted by counsel of good standing chosen by the Distributor and approved by the Trust, which approval shall not be unreasonably withheld. In the event any such suit is not based solely on an alleged untrue statement, omission, or wrongful act on the Distributor's part, the Trust shall have the right to participate in the defense. In the event the Distributor elects to assume the defense of any such suit and retain counsel of good standing so approved by the Trust, the Trust Indemnitees in such suit shall bear the fees and expenses of any additional counsel retained by any of them, but in any case where the Distributor does not elect to assume the defense of any such suit or in case the Trust reasonably withholds approval of counsel chosen by the Distributor, the Distributor will reimburse the Trust Indemnitees named as defendants in such suit for the reasonable fees and expenses of any counsel retained by them (limited to one counsel for all Trust Indemnitees unless the Trust Indemnitees can produce reasonable evidence of a material conflict of interest in being represented by the same counsel) to the extent related to a Claim covered under this Section 1.13. The Distributor's indemnification agreement contained in this
Section 1.13 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Trust Indemnitees, and shall survive the delivery of any Shares.

     1.14 No Shares shall be offered by either the Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current Prospectus as required by Section 10(b)(2) of said Securities Act is not on file with the Commission; provided, however, that: (a) the Distributor will not be obligated to cease offering shares until it has received from the Trust written notice of such events, and
(b) nothing contained in this Section 1.14 shall in any way restrict or have an application to or bearing upon the Trust's obligation to repurchase Shares from any shareholder in accordance with the provisions of the Trust's Prospectus, Agreement and Declaration of Trust, or Bylaws.

     1.15 The Trust agrees to advise the Distributor as soon as reasonably practical by a notice in writing delivered to the Distributor:

          (a) of any request by the Commission for amendments to the registration statement or Prospectus then in effect or for additional information;

          (b) in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or Prospectus then in effect or the initiation by service of process on the Trust of any proceeding for that purpose;

          (c) of the happening of any event that makes untrue any statement of a material fact made in the registration statement or Prospectus then in effect or which requires the making of a change in such registration statement or Prospectus in order to make the statements therein not misleading; and


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          (d)  of any action of the Commission with respect to any amendment to any registration statement or Prospectus which may from time to time be filed with the Commission, which could reasonably be expected to have a material negative impact upon the offering of Shares.

     For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission unless they would reasonably be expected to have a material negative impact upon the offering of Shares.

     1.15 NOTWITHSTANDING ANY PROVISION IN THIS AGREEMENT TO THE CONTRARY, UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR SIMILAR DAMAGES, INCLUDING LOST REVENUE, LOST PROFITS OR LOST OR DAMAGED DATA, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES.

2.   Fees.

     2.1 Attached as Schedule B to this Agreement are copies of all plans of distribution under Rule 12b-1 under the 1940 Act approved by the Trust and currently in effect (collectively, the "Distribution Plan"). The Funds will deliver to Distributor promptly after any changes thereto updated copies of the Distribution Plan. For its services under this Agreement, the Distributor shall be compensated and reimbursed for its expenses as set forth on Schedules C and D to this Agreement. Such compensation and reimbursement with respect to each Fund shall be made solely from (i) the Trust's Distribution Plan with respect to such Fund, if and to the extent that the Trust has a Distribution Plan that permits and authorizes the Fund to compensate and reimburse the Distributor as set forth in such Schedules and required board approvals have been given, and (ii) the amount of any portion of a sales charge or underwriting discount with respect to Load Shares of the Fund (as defined below) that Distributor is not required to provide to dealers ("Dealer Holdback"). If the amount of the Dealer Holdbacks plus amounts paid to the Distributor pursuant to the Distribution Plan are not sufficient to compensate and reimburse Distributor in accordance with this Agreement, the Trust will have no obligation to compensate or reimburse the Distributor for the unpaid balance, and the parties will use reasonable efforts to agree upon an alternative arrangement involving payment by a third party to the extent practicable and permitted by applicable law. The fees set forth on Schedules C and D are subject to change by the Distributor upon 30 days advance notice.

     2.2 If: (i) the Distributor properly receives fees from the Funds under the Distribution Plan, other than for services rendered or expenses incurred hereunder by the Distributor, that the Distributor is not obligated to pay to third party broker-dealers, plan administrators or others ("Retained Fees"), and
(ii) the Funds have authority under the Distribution Plan to pay for some or all of the Distributor's services under this Agreement ("Permitted Services"), then all of the Retained Fees will either be


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(a) returned to the Funds and/or (b) credited against the compensation payable by the funds to the Distributor for Permitted Services.

3.   Sale and Payment of Load Shares.

     3.1 Shares of a Fund may be subject to a sales load and may be subject to the imposition of a distribution fee pursuant to the Distribution Plan referred to above. To the extent that Shares of a Fund are sold at an offering price which includes a sales load or are subject to a contingent deferred sales load with respect to certain redemptions (either within a single class of Shares or pursuant to two or more classes of Shares), such Shares shall hereinafter be referred to collectively as "Load Shares" (and in the case of Shares that are sold with a front-end sales load, "Front-end Load Shares", or Shares that are sold subject to a contingent deferred sales load, "CDSL Shares"). Funds that issue Front-End Load Shares shall hereinafter be referred to collectively as "Front-End Load Funds." Funds that issue CDSL Shares shall hereinafter be referred to collectively as "CDSL Funds." Front-end Load Funds and CDSL Funds may individually or collectively be referred as "Load Funds." Under this Agreement, the following provisions of this Section 3 shall apply with respect to the sale of, and payment for, Load Shares.

     3.2 The Distributor shall have the right to offer Load Shares at their net asset value and to sell such Load Shares to the public against orders therefor at the applicable public offering price, as defined in Section 4 hereof. The Distributor shall also have the right to sell Load Shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor, which concession shall not exceed the amount of the sales charge or underwriting discount, if any, referred to in Section 4 below.

     3.3 Prior to the time of delivery of any Load Shares by a Load Fund to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Load Fund or to its order an amount in New York cleared funds equal to the applicable net asset value of such Shares. The Distributor may retain the Dealer Holdback.

     3.4 With respect to CDSL Funds, the following provisions shall be applicable:

          (a) The Distributor shall be entitled to receive all contingent deferred sales load charges, 12b-1 payments and all distribution and service fees set forth in the Distribution Plan adopted by a CDSL Fund (collectively, the "CDSL Payments") with respect to CDSL Shares. The Distributor may assign or sell to a third party (a "CDSL Financing Entity") all or a part of the CDSL Payments on CDSL Shares that the Distributor is entitled to receive under this Agreement. The Distributor's right to the CDSL Payments on such CDSL Shares, if assigned or sold to a CDSL Financing Entity, shall continue after termination of this Agreement.

          (b) Unless the Distributor is legally entitled to receive such fees as the financing entity, the right to receive all CDSL Payments in respect of periods subsequent to the termination of this Agreement shall terminate upon termination of this Agreement. In the event Distributor assigns or sells all or a part of the CDSL Payments to a CDSL Financing Entity and this Agreement is


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     subsequently terminated, Distributor shall have no obligation to assist the
     CDSL Financing Entity in connection with such CDSL Financing Entity's right to receive such CDSL Payments subsequent to such termination.

          (c) The Distributor shall not be required to offer or sell CDSL Shares of a CDSL Fund unless and until it has received a binding commitment from a CDSL Financing Entity (a "Commitment") satisfactory to the Distributor which Commitment shall cover all expenses and fees related to the offer and sale of such CDSL Shares including, but not limited to, dealer reallowances, financing commitment fees, and legal fees. If at any time during the term of this Agreement the then-current CDSL financing is terminated through no fault of the Distributor, the Distributor shall have the right to immediately cease offering or selling CDSL Shares until substitute financing becomes effective.

          (d) The Distributor and the Trust hereby agree that the terms and conditions set forth herein regarding the offer and sale of CDSL Shares may be amended upon written approval of both parties in order to comply with the terms and conditions of any agreement with a CDSL Financing Entity to finance the costs for the offer and sale of CDSL Shares so long as such terms and conditions are in compliance with the Distribution Plan.

4.   Public Offering Price of Shares.

     The public offering price of a Load Share shall be the net asset value of such Load Share next determined, plus any applicable sales charge, all as set forth in the current Prospectus of the Load Fund. The public offering price of shares other than Load Shares shall be determined in accordance with the then-current Prospectus of the applicable Funds. The net asset value of Load Shares shall be determined in accordance with the then-current Prospectus of the Load Fund.

5.   Issuance of Shares.

     Notwithstanding any other provision of this Agreement to the contrary, the Trust reserves the right to issue, transfer or sell Load Shares at net asset values (a) in connection with the merger or consolidation of the Trust or the Load Fund(s) with any other investment company or the acquisition by the Trust or the Load Fund(s) of all or substantially all of the assets or of the outstanding Shares of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Shares on a pro rata basis; (d) in connection with the issuance of Load Shares pursuant to any exchange and reinvestment privileges described in any then-current Prospectus of the Load Fund; and (e) otherwise in accordance with any then-current Prospectus of the Load Fund.

6.   Term, Duration and Termination.

     This Agreement shall become effective with respect to each Fund as of the date first written above (the "Effective Date") (or, if a particular Fund is not in existence on such date, on the earlier of the date an amendment to Schedule A to this Agreement

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relating to that Fund is executed or the Distributor begins providing services under this Agreement with respect to such Fund) and, unless sooner terminated as provided herein, shall continue until December 31, 2006. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Trust's Board of Trustees or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty with 60 days' prior written notice by the Trust's Board of Trustees, by vote of a majority of the outstanding voting securities of the Trust, or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meaning as ascribed to such terms in the 1940 Act.) Sections 1.12, 1.13, 1.15, 2 (solely with respect to amounts owed to the Distributor as of the termination or expiration date), the last sentence of this Section 6, 7, 10, 14 and 15 of this Agreement will survive any termination or expiration of this Agreement.

7.   Privacy.

     Nonpublic personal financial information relating to consumers or customers of the Funds provided by, or at the direction of, the Trust to the Distributor, or collected or retained by the Distributor to perform its duties as distributor, shall be considered confidential information. The Distributor shall not disclose or otherwise use any nonpublic personal financial information relating to present or former shareholders of the Funds other than for the purposes for which that information was disclosed to the Distributor, including use under an exception in Rules 13, 14 or 15 of Securities and Exchange Commission Regulation S-P in the ordinary course of business to carry out those purposes. The Distributor shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information relating to consumers and customers of the Funds. The Trust represents to the Distributor that it has adopted a Statement of its privacy policies and practices as required by Securities and Exchange Commission Regulation S-P and agrees to provide the Distributor with a copy of that statement annually.

8.   Anti-Money Laundering Compliance.

     8.1 Each of Distributor and the Trust acknowledges that it is a financial institution subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the "AML Acts"), which require, among other things, that financial institutions adopt compliance programs to guard against money laundering. Each represents and warrants to the other that it is in compliance with and will continue to comply with the AML Acts and applicable regulations in all relevant respects. The Distributor shall also provide written notice to each person or entity with which it entered an agreement prior to the date hereof with respect to sale of the Trust's Shares, informing such person of anti-money laundering compliance obligations applicable to

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financial institutions under applicable laws and, consequently, under applicable contractual provisions requiring compliance with laws.

     8.2 The Distributor shall include specific contractual provisions regarding anti-money laundering compliance obligations in agreements entered into by the Distributor with any dealer that is authorized to effect transactions in Shares of the Trust.

     8.3 Each of Distributor and the Trust agrees that it will take such further steps, and cooperate with the other as may be reasonably necessary, to facilitate compliance with the AML Acts, including but not limited to the provision of copies of its written procedures, policies and controls related thereto ("AML Operations"). Distributor undertakes that it will grant to the Trust, the Trust's anti-money laundering compliance officer and regulatory agencies, reasonable access to copies of Distributor's AML Operations, books and records pertaining to the Trust only. It is expressly understood and agreed that the Trust and the Trust's compliance officer shall have no access to any of Distributor's AML Operations, books or records pertaining to other clients of Distributor.

9.   Notices.

     Any notice provided hereunder shall be sufficiently given when sent by regular or certified mail, or by nationally recognized overnight courier, to the party required to be served with such notice at the following address: if to the Trust, to it at 130 Merchant Street, Suite 240, Honolulu, HI 96813, Attention:
President, Pacific Capital Funds, with a copy to Michael Glazer, Esq., Paul Hastings Janofsky & Walker, 555 S. Flower Street, Los Angeles, CA 90071; and if to Distributor, to it at 100 Summer Street, Boston, Massachusetts 02110,
Attention: Broker Dealer Chief Compliance Officer, with a copy to BISYS Distribution Services, 3435 Stelzer Road, Columbus, Ohio 43219, Attention:
President; or in each case at such other address as such party may from time to time specify in writing to the other party pursuant to this Section.

10.  Confidentiality.

     During the term of this Agreement, the Distributor and the Trust may have access to confidential information relating to such matters as either party's business, trade secrets, systems, procedures, manuals, products, contracts, personnel, and clients. As used in this Agreement, "Confidential Information" means information belonging to the Distributor or the Trust which is of value to such party and the disclosure of which could result in a competitive or other disadvantage to either party, including, without limitation, financial information, business practices and policies, know-how, trade secrets, market or sales information or plans, customer lists, business plans, and all provisions of this Agreement. Confidential Information includes information developed by either party in the course of engaging in the activities provided for in this Agreement, unless: (i) the information is or becomes publicly known without breach of this Agreement, (ii) the information is disclosed to the other party by a third party not under an obligation confidentiality to the party whose Confidential Information is at issue of which the party receiving the information should reasonably be aware, or (iii) the information is independently developed by a party without reference to the other's Confidential Information. Each party will protect the other's Confidential Information with at least the same degree of care it uses with respect to its own Confidential Information, and will not use the other party's Confidential Information other than in connection with its duties and obligations hereunder. Notwithstanding the foregoing, a party may disclose the other's Confidential Information if (i) required by law, regulation or legal process or if requested by any Agency; (ii) it is advised by counsel that it may incur liability for failure to make such disclosure; (iii) requested to by the other party; provided that in the event of (i) or (ii) the disclosing party shall give the other party reasonable prior notice of such disclosure to the extent reasonably practicably and cooperate with the other party (at such other party's expense) in any efforts to prevent such disclosure.

11.  Governing Law.

     This Agreement shall be construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law, and the applicable provisions of the 1940 Act.

12.  Prior Agreements.

     This Agreement constitutes the complete agreement of the parties as to the subject matter covered by this Agreement, and supersedes all prior negotiations, understandings and agreements bearing upon the subject matter covered by this Agreement.

13.  Amendments.

     No amendment to this Agreement shall be valid unless made in writing and executed by both parties hereto.

14.  Matters Relating to the Trust as a Massachusetts Business Trust.

     It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but shall bind only the trust property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees, and this Agreement has been signed and delivered by an authorized officer of the Trust, acting as such, and neither such authorization by the Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on them personally, but shall bind only the trust property of the Trust as provided in the Trust's Declaration of Trust.

15.  Several, Not Joint Obligations.

     The duties, responsibilities and obligations of each Fund pursuant to this Agreement shall be several and not joint. In no event shall any one Fund be responsible for the obligations of another Fund.

                                   * * * * * *

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written above.

                                        PACIFIC CAPITAL FUNDS


                                        By:  /s/ William P. Harvey, Jr.
                                            ------------------------------------
                                        Name: William P. Harvey, Jr.
                                              ----------------------------------
                                        Title: President
                                               ---------------------------------


                                        BISYS FUND SERVICES LIMITED PARTNERSHIP

                                        By: BISYS Fund Services, Inc.
                                            its General Partner


                                        By:  /s/Fred Nadaff
                                            ------------------------------------
                                        Name: Fred Naddaff
                                        Title: President

                                   SCHEDULE A

                                      FUNDS

Tax-Free Securities Fund
Tax-Free Short Intermediate Securities Fund
Diversified Fixed Income Fund
Ultra Short Government Fund
Short Intermediate U.S. Government Securities Fund
Growth Stock Fund
Growth and Income Fund
Value Fund
Mid-Cap Fund
Small Cap Fund
International Stock Fund
New Asia Growth Fund

                                   SCHEDULE B

                                DISTRIBUTION PLAN


                         [CLASS A SHARES, DISTRIBUTION
                         AND SHAREHOLDER SERVICE PLAN]

                          [CLASS B SHARES DISTRIBUTION
                         AND SHAREHOLDER SERVICE PLAN]

                                 CLASS C SHARES
                    DISTRIBUTION AND SHAREHOLDER SERVICE PLAN

     This Plan (the "Plan") constitutes the distribution and shareholder service plan of Pacific Capital Funds, a Massachusetts business trust (the "Trust"), adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "1940 Act"). The Plan relates to the Class C Shares of those investment portfolios ("Funds") identified on Appendix A hereto as amended from time to time (the "Distribution Plan Funds").

     Section 1. Each Distribution Plan Fund shall pay to the distributor (the "Distributor") of the Class C of the Trust's units of beneficial interest (the "Shares"), a fee in an amount not to exceed on an annual basis 1.00% of the average daily net asset value of such Fund attributable to the Shares of such Fund (the "Distribution Fee") to compensate or reimburse the Distributor for the following: (a) payments the Distributor makes to banks and other institutions and industry professionals, such as broker/dealers, including the Adviser, Distributor and their affiliates or subsidiaries (collectively referred to as "Participating Organization(s)"), pursuant to an agreement in connection with providing sales and/or administrative support services to the holders of a Fund's Shares; or (b) payments to financial institutions and industry professional (such as insurance companies, investment counselors, and the Distributor's affiliates and subsidiaries) in consideration for the distribution services provided and expenses assumed in connection with distribution assistance, including but not limited to printing and distributing Prospectuses to persons other than current Class C Shareholders of a Fund, printing and distributing advertising and sales literature and reports to Class C Shareholders used in connection with the sale of a Fund's Shares, and personnel and communication equipment used in servicing shareholder accounts and prospective Class C Shareholder inquiries.

     Section 2. The Distribution Fee shall be paid by the Distribution Plan Funds to the Distributor only to compensate or to reimburse the Distributor for payments or expenses incurred pursuant to Section 1. Notwithstanding anything herein to the contrary, the Distribution Plan Funds shall not be obligated to make any payments under this Plan that exceed the maximum amounts payable under Rule 2830 of the Conduct Rules of the National Association of Securities Dealers, Inc.

     Section 3. The Plan shall not take effect until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the 1940 Act or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent

Trustees of the Trust cast in person at a meeting called for the purpose of voting on the Plan or such agreement.

     Section 4. The Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of the Plan in
Section 3.

     Section 5. Any person authorized to direct the disposition of monies paid or payable by the Distribution Plan Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

     Section 6. The Plan may be terminated at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding voting securities of the Class C shares of such Fund.

     Section 7. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

          (a) That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding voting securities of the Class C shares of the Distribution Plan Fund, on not more than 60 days' written notice to any other party to the agreement; and

          (b) That such agreement shall terminate automatically in the event of its assignment.

     Section 8. The Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 1 hereof without approval by a vote of at least of a majority of the outstanding voting securities of the Distribution Plan Fund being affected, and all material amendments to the Plan shall be approved in the manner provided for approval of the Plan in Section 3.

     Section 9. As used in the Plan, (a) the term "Independent Trustees" shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it, and (b) the terms "assignment", "interested person" and "majority of the outstanding voting securities" shall have the respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

Adopted: December 17, 2003

Effective: April 30, 2004

                                                                  April 30, 2004

                                   APPENDIX A
                                 TO THE CLASS C
                    DISTRIBUTION AND SHAREHOLDER SERVICE PLAN
                            OF PACIFIC CAPITAL FUNDS

Name of Distribution Plan Fund

Growth Stock Fund
Growth and Income Fund
Value Fund
Small Cap Fund
Mid-Cap Fund
New Asia Growth Fund
International Stock Fund
Tax-Free Securities Fund
Tax-Free Short Intermediate Securities Fund
Diversified Fixed Income Fund
Ultra Short Government Fund
Short Intermediate U.S. Government Securities Fund

                                   SCHEDULE C

                         COMPENSATION OF THE DISTRIBUTOR

1. BASIC DISTRIBUTION SERVICES. For providing the distribution entity and related infrastructure and platform, including requisite registrations and qualifications, premises, personnel, compliance, ordinary fund board meeting preparation and reporting, maintenance of selling agreements, clearance of advertising and sales literature with regulators, filing appropriate documentation for advisory representatives to qualify as registered representatives of the Distributor (provided that the Adviser is solely responsible for its representatives' meeting examination requirements) and their related registrations and fees, ordinary supervisory services, overhead, Financial Research Corporation's Mutual Fund Views on the News and Monitor publications, and return on investment, the Distributor shall receive an annual fee of $75,000, billed monthly.

2. SPECIAL DISTRIBUTION SERVICES. For special distribution services, including those set forth on Schedule D to this Agreement, such as additional personnel, registrations, marketing services, printing and fulfillment, website services, proprietary distribution expertise for particular circumstances, and any other services in addition to the basic distribution services covered by Paragraph 1 above, the Distributor shall be reimbursed promptly upon invoicing its expenses for such services, including: (a) all costs to support additional personnel; (b) regulatory fees including NASD CRD costs associated with marketing materials; and (c) printing, postage and fulfillment costs, and (d) amounts payable under additional agreements to which Distributor is a party.

3. SPECIAL CONDUIT SITUATIONS. If the Distribution Plan, or any other Fund plans of distribution under Rule 12b-1 that contemplate up front and/or recurring commission and/or service payments to broker dealers, retirement plan administrators or others by the Distributor with respect to back-end loads, level loads, or otherwise, unless expressly agreed otherwise in writing between the parties, all such payments shall be made to the Distributor, which shall act as a conduit for making such payments to such broker-dealers, retirement plan administrators or others.

4. OTHER PAYMENTS BY THE DISTRIBUTOR. If the Distributor is required to make any payments to third parties in respect of distribution, which payments are contemplated by the parties to the Distribution Agreement or otherwise arise in the ordinary course of business, the Distributor shall be promptly reimbursed for such payments upon invoicing them.

5. FEE ADJUSTMENTS. The fixed fees and other fees expressed as stated dollar amounts in this Schedule C and in this Agreement are subject to annual increases, commencing on the one-year anniversary date of the date of this Agreement, in an amount equal to the percentage increase in consumer prices for services as measured by the United States Consumer Price Index entitled "All Services Less Rent of Shelter," or a similar index should such index no longer be published, since such one-year anniversary or since the date of the last fee increase, as applicable.

                                   SCHEDULE D

                     SPECIAL DISTRIBUTION SERVICES AND FEES

SERVICES                                FEES
--------                                ----
1. WHOLESALING PERSONNEL SERVICES       WHOLESALING PERSONNEL SERVICES FEES

Wholesaling Personnel may be external   For each individual constituting the
wholesalers and/or internal             Wholesaling Personnel employed by the
wholesalers.                            Distributor pursuant to this Agreement,
                                        the Distributor shall receive annually
Services include soliciting support     an amount equal to the sum of:
of the Funds with selling broker
dealers; participating in promotional   (i) all compensation paid annually by
meetings, presentations, conferences    the Distributor to the employee; plus
and other and forums; identifying
high potential personnel of the         (ii) a management oversight fee equal
Adviser and selling broker dealers;     to:
and assisting with mail solicitations
and literature fulfillment.                  (a)  if one to four Wholesaling
                                                  Personnel are employed, 30% of
                                                  the salary compensation and 5%
                                                  of the bonus or commission
                                                  compensation, or

                                             (b)  if five or more Wholesaling
                                                  Personnel are employed, 25% of
                                                  the salary compensation and 5%
                                                  of the bonus or commission
                                                  compensation;

                                        plus

                                        (iii) 18% of the total compensation
                                        (covering costs of the Distributor's
                                        employee benefits that are provided by
                                        the Distributor).

                                        In addition, the Distributor shall be
                                        reimbursed for all related costs to
                                        support, educate and train and maintain
                                        compliance oversight of Wholesaling
                                        Personnel and other personnel such as
                                        sales management, marketing and
                                        performance reporting personnel
                                        (including time and expenses, continuing education, seminars, rent, supplies, phone, computers, firm element, license, and registration)

                                        Upon any termination of Wholesaling
                                        Personnel at the request of the Funds or upon termination of this Agreement by the Funds for any reason other than cause, the Distributor will be reimbursed its severance costs with respect to such terminated Wholesaling
                                        Personnel.

2. MARKETING AND RELATED SERVICES       MARKETING AND RELATED SERVICES FEES

Marketing Execution: services include   Marketing Execution: Quote available upon request.
identification and development of
appropriate marketing and               Performance Reporting
communications programs, projects and
other initiatives; collaboration on          Monthly Reports
initiating, researching, developing,
and delivering appropriate sales and         Monthly Updating and Typesetting --
marketing materials; and management          $850 - $1,000 per sheet per month
of marketing and advertising                 (for an All-in-One style report)
projects.
                                             Initial Design and Setup (1-time
Performance Reporting: services              charge) -- $500 per sheet
include creation of templates for
monthly fact sheets and quarterly            Quarterly Reports
fact sheets; populating templates
with performance data obtained from          Quarterly Updating and Typesetting
third parties; and coordinating steps        -- $300 - $350 per Fund sheet per
needed for final printing and                Share Class per quarter
distribution.
                                             Initial Design and Setup per Fund
Creative Communication and Editorial         sheet (1-time charge) -- $500 per
Services: services include preparing         Fund sheet
drafts of textual commentary and
management discussion and analysis           Annual & Semi-Annual Reports
for annual and semi-annual reports,
including portfolio manager                  Coordination:
interviews; providing creative design
and direction; and coordinating         -    $3,000 Initial Fee (includes
production, including typesetting            Chairman's Letter and 1st Fund)
(initial composition and changes to
composition), charts and ancillary      -    $500 for each additional Fund
items.
                                             NOTE: The above charges do not
Production Timing:                           include the typesetting, printing,
                                             shipping, fulfillment, Edgar filing
-    No timing guarantees can be made        or quick-turnaround charges that
     for completion of monthly and           may be incurred from the financial
     quarterly fact sheets where any         printer. The above fees are for
     of the information needed to            coordinating the project only.
     produce the reports is generated
     by service providers other than    Creative Communication and Editorial
     the Distributor. However, a        Services
     basic estimate of turnaround
     time may be given based upon       Quote available upon request.
     when the unit receives all
     necessary data in good order.
     Under normal conditions, the
     Performance Reporting unit
     expects to make proofs ready for
     review (either printed or
     electronic PDF format) by the
     4th business day after the final
     piece of data is received. If
     compliance review is necessary
     (e.g., when Morningstar ratings
     data is used) an additional 2
     days may be required for review.

-    Printing turnaround (once the
     factsheets are signed-off by the
     client) is usually approximately
     4-5 calendar days with most jobs
     shipping by the 5th day.

-    If requested, final electronic
     PDF files may be generated and
     e-mailed on the day the job is
     signed-off on by the client.
     These PDFs may be distributed
     and printed as necessary until
     the final printed pieces arrive.

3. FRC SERVICES                         FRC SERVICES FEES

FRC's program components include:       Market Analytics Publications: Quote
                                        available upon request.
-Market Analytics Publications
-Advanced Research Publications         Advanced Research Publications:
-Analyst Support
-SME Direct Access                      -    Topic Briefs

The Trust acknowledges that certain     -    FRC Focus (typical cost is
FRC publications may be provided only        approximately $1,500)
to parties that have entered into a
written agreement or addendum that           White Papers - FRC Vision (typical
sets forth the terms of use of such          cost is approximately $2,500)
publications and the associated fee.
The Trust will notify the Distributor   -    Research Studies (costs vary,
whether the Trust or the Adviser or          however typically range between
both will enter into such an                 $3,500 and $12,500)
agreement or addendum. The Trust
acknowledges that if only one of the    Analyst Support: Quote available upon
Trust or the Adviser enters into such   request
agreement or addendum, the other
party will be prohibited from           SME Direct Access: Quote available upon
receiving or using such publications.   request

                                        Other FRC Fees:

                                        -    Client participation in funding FRC
                                             Franchise Level program: $12,500

                                        -    All subsequent content and support
                                             hours may be purchased at a 20%
                                             discount from standard pricing.

Expenses Applicable to Special Distribution Services

Except as expressly set forth above, out-of-pocket expenses incurred by Distributor in the performance of its services under this Agreement are not included in the above fees. Such out-of-pocket expenses may include, without limitation:

-    reasonable travel and entertainment costs;

- expenses incurred by the Distributor in qualifying, registering and maintaining the registration of the Distributor and each individual comprising Wholesaling Personnel as a registered representative of the Distributor under applicable federal and state laws and rules of the NASD, e.g., CRD fees and state fees;

-    Sponsorships, Promotions, Sales Incentives;

- any and all compensation to be paid to a third party as paying agent for distribution activities (platform fees, finders fees, sub-TA fees, 12b-1 pass thru, commissions, etc.);

- costs and expenses incurred for telephone service, photocopying and office supplies;

-    advertising costs;

- costs for printing, paper stock and costs of other materials, electronic transmission, courier, talent utilized in sales materials (e.g. models), design output, photostats, photography, and illustrations;

-    packaging, shipping, postage, and photocopies; and

- taxes that are paid or payable by the Distributor or its affiliates in connection with its services hereunder, other than taxes customarily and actually imposed upon the income that the Distributor receives hereunder.

                                [BISYS(R) LOGO]


November 22, 2006

Robert I. Crowell
President
Pacific Capital Funds
130 Merchant Street
Suite 240
Honolulu, Hawaii 96813


Dear Mr. Crowell:

Pursuant to that certain Distribution Agreement (the "Distribution Agreement") dated as of December 28, 2005 between Pacific Capital Funds (the "Trust") and BISYS Fund Services Limited Partnership (the "Distributor"), the Distributor is compensated for the services provided thereunder and reimbursed for certain expenses thereunder from: (i) the Trust's plans of distribution under Rule 12b-1 under the Investment Company Act of 1940, as amended (the "Distribution Plan"), and (ii) the amount of any portion of a sales charge or underwriting discount with respect to load shares that Distributor is not required to provide to dealers.

The Distributor hereby agrees to reduce the amount it receives from the Distribution Plan by an amount equal to 0.15% of the average daily net assets of each series of the Trust covered under the Trust's Class A Distribution Plan adopted on September 16, 1993, as amended. Such reduction will commence on December 1, 2006 and continue through November 30, 2007. Such reduction will not affect the Distributor's right to receive fees and reimbursement of expenses as set forth in the Distribution Agreement, including without limitation the $75,000 annual "Basic Distribution Services" fee.

Please sign this letter in the space provided below to indicate the Trust's acceptance of the foregoing.


BISYS FUND SERVICES LIMITED PARTNERSHIP

By: BISYS Fund Services, Inc.
    its General Partner

    By:
       ---------------------------------
       Name: Fred Naddaff
       Title: President


Accepted and Agreed:
PACIFIC CAPITAL FUNDS

By:
   --------------------------------
   Robert I. Crowell
   President